Exhibit 10.2

Employment Agreement

dated as of 16 September 2026

between

Klaviyo Switzerland GmbH c/o Centralis Switzerland GmbH Kanzleistrasse 18 8004 Zürich Switzerland	Company

and

Luciano Fernàndez Gomez [***] Switzerland	Employee

The Company and the Employee are also referred to each as a Party and jointly as Parties.

1.Condition Precedent
This employment agreement (the Employment Agreement) and the employment relationship (the Employment) created thereby are conditional on the grant of the necessary work permit, if any, by the competent authorities on the scheduled Commencement Date (as defined below).
If the necessary work permit is not granted on the scheduled Commencement Date, the start date of the Employment shall, without payment, be postponed to the moment where the Employee receives the respective permit. If the necessary permit is not granted until one month after the scheduled Commencement Date, this Employment Agreement shall, with the exception of the clauses relating to applicable law and confidentiality, be considered ineffective.
Furthermore, the Employee shall be responsible for the existence of a valid work permit for the entire duration of the Employment. If the work permit expires or is revoked during the Employment, the Employee shall immediately inform the Company thereof. The Employee shall compensate the Company for all damages resulting from the non-existence of the permit.
2.Commencement Date
The Employment of the Employee starts on 1 October 2026 (the Commencement Date). It shall be concluded for an indefinite period.
For the calculation of services years, the former employer of record arrangement and employment with any other Group Company (as defined below) shall be taken into account, i.e. the 1 September 2025 services commencement date shall be decisive.
3.Position
The Employee shall serve as the Company’s managing director (Geschäftsführer). The position and/or the job title may be amended by the Company at any time to reflect current circumstances.
In addition, as part of the duties performed under this Employment Agreement, the Employee shall serve as co-Chief Executive Officer of the Holding Company (as defined below) and perform such other Group-level executive functions as may be assigned from time to time.
All duties performed for the Holding Company or any other Group Company (as defined below) shall be performed exclusively within the framework of the employment relationship with the Company and shall not create a separate employment relationship with any other Group Company.
4.Group Structure
The Employee acknowledges that the Company is part of a group of companies ultimately controlled by Klaviyo, Inc., USA (the Holding Company, and each such company including the Holding Company a Group Company, together the Group). The Employee acknowledges that the Employee will need to work with and/or report to other employees and/or officers of other Group Companies. The Employee acknowledges that this does not create separate employment relationships with other Group Companies.

5.Corporate Officer Functions
The Employee shall, upon request from the Company, perform corporate officer functions within the Company and/or the Group. The Employee shall resign from such corporate officer functions upon first demand and execute all documents provided to effect this without any delay.
Any compensation for such corporate officer function(s) shall be included in the compensation under this Employment Agreement. Should the Employee be paid directly for such officer functions, the Employee shall forward all remuneration received to the Company, except as expressly otherwise agreed in writing by the Company.
6.Duties and Responsibilities
It is understood that the duties and responsibilities arising out of the above function include all tasks customarily or reasonably incidental to such function and those expressly mentioned in this Employment Agreement.
The Company may assign to the Employee any other, additional or new duties or responsibilities as deemed reasonable or appropriate by the Company in the course and fulfilment of its business.
The Employee undertakes to use the Employee’s entire working ability to fulfil the Employee’s contractual obligations and to loyally safeguard and foster the business and the interests of the Company. The Employee shall carefully perform all work and tasks assigned to the Employee.
7.Work for Third Parties
The Employee is not entitled to work for any third party or to engage in any professional activity, whether full-time or part-time, whether paid or unpaid, for the duration of the Employment Agreement without the prior written approval of the Company.
8.Conflict of Interests
The Employee shall avoid any conflict of interest and inform the Company immediately if any potential conflict of interest arises. A conflict of interest arises especially in case of a participation in suppliers or clients of the Company or in a Group Company.
9.Place of Work (Remote Work/Home Office)
The Employee shall work mainly from the Employee’s home in Switzerland (but not in any other countries should the Employee change residence). At the request of the Company, the Employee must be present at the Company's business premises.
The Employee confirms that the Employee has sufficient office space in the Employee’s residential home which is suitable for the performance of the Employee’s tasks. The Employee’s office at home must meet the applicable Swiss standards and legal requirements of work safety and accident prevention. The suitability of the Employee’s office at home may be verified by the Company.
The furnishing of the residential place of work with office furniture falls strictly to the Employee. In that process, it must be ensured that the office furniture complies with the requirements of occupational ergonomics and work safety. The Employee will also provide all equipment for the home office. The Company will only provide a laptop.

The Employee shall receive a flat allowance of CHF 500 gross per month to cover all costs of the office at home (rent, electricity, phone, internet, use of furniture, work equipment not provided, etc.) (Remote Working Allowance). During any release from work (garden leave), the Employee shall not be entitled to any Remote Working Allowance. In case the main place of work shall become a Company office, the Remote Working Allowance would cease.
The Company may change to office location and the place of work at any time with a notice period of one (1) month to the end of any calendar day.
10.Compensation
10.1Base Salary
The Employee shall receive an annual base salary of CHF 800’000 gross (the Base Salary), payable in 12 equal monthly installments at the end of the month.
The Base Salary shall be reviewed from time to time by the Board of Directors (the Board) or the Compensation Committee of the Board of Directors (the Compensation Committee) of the Holding Company. However, there is no right to any increase. In case of any increase, the increased amount shall be the Base Salary going forward.
10.2Bonus
The Employee is eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee of the Holding Company.
The Employee’s initial target annual incentive compensation will be fifty percent (50%) of the Employee’s annualized base salary, and the actual amount of annual incentive compensation awarded to the Employee, if any, shall be determined in the sole discretion of the Board or the Compensation Committee of the Holding Company, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.
Except as otherwise provided herein, as may be provided by the Board or the Compensation Committee of the Holding Company, as applicable, or as may otherwise be set forth in the applicable incentive compensation plan, the Employee must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.
10.3Participation Plan
The Employee may be given the opportunity by a Group Company to participate in the growth of the Group pursuant to a participation plan such as, for instance, an employee stock purchase plan, share option plan or a share plan, and as amended from time to time (the Participation Plan). It is in the full discretion of the Group Company issuing such Participation Plan to issue and/or to unilaterally amend such Participation Plan at any time.
The Employee expressly acknowledges that the Employee does not have any right or claim under the Participation Plan against the Company, but only against the Group Company issuing the Participation Plan. The Employee also confirms that any participation in the Participation Plan does not constitute an employment relationship with the issuing Group Company.
10.4Acknowledgements of the Employee
The Employee acknowledges and agrees that any entitlements granted and payments made in addition to the Base Salary, including, but not limited to any bonuses, participations, or gratuities of the Company or any Group Company (the Additional Payments) are not part of the salary legally or contractually owed by the Company and are made at full discretion of the Company or the Group Company granting such bonus, participation or gratuity. Any Additional Payments shall not create any obligation of the Company or any Group Company to make such Additional Payments in the future and shall not create any right or claim of the Employee to such Additional Payments in the future even if paid over consecutive years and without express reservation.
10.5No other Compensation
The Employee acknowledges and agrees that the Employee shall not be entitled to receive any other compensation or benefit of any nature from the Company except as expressly provided for in this Employment Agreement.
10.6Deductions
From any and all compensation – as defined by law or by regulations – any portions of the Employee’s social security contributions (AHV/AVS/AVS (old-age and survivors’ insurance), IV/AI/AI (disability insurance), EO/APG/IPG (income compensation), ALV/AC/AD (unemployment insurance), UV/AA/AINF (accident insurance), additional maternity insurance (if applicable), sickness benefits insurance, if any, premiums to pension schemes and withholding taxes, if any, will be deducted and withheld by the Company from the payments made to the Employee.
11.Expenses
The Employee shall be entitled to reimbursement by the Company of out-of-pocket business expenses reasonably incurred by the Employee during the Employment in the performance of the Employee’s duties under this Employment Agreement. However, the reimbursement is subject to (i) the submission of relevant vouchers and receipts indicating the amount and purpose of the expenses, and (ii) the compliance with the reimbursement policies of the Company issued and unilaterally amended from time to time.
Additionally, on an annual basis, the Company shall reimburse the Employee for a reasonable number of hours of tax consultation services with a reputable tax advisory firm. Such services shall encompass coordination of the Employee's overall tax affairs across relevant jurisdictions, inclusive of tax filings attributable to the Employee's engagement with the Company and the Group. Reimbursement shall be subject to the Employee providing appropriate documentation, such as invoices.
12.Probation Period and Termination
12.1Probation Period
No probation period shall apply.
12.2Ordinary Termination
After expiration of the probation period (if any), the Employment may be terminated by either Party with a notice period of one (1) month. Upon observance of the notice period, termination shall be effective as of the end of a calendar month.

12.3Termination for Cause
A summary termination for cause according to article 337 of the Swiss Code of Obligations (OR/CO/CO) remains reserved.
12.4Qualifying Termination
If, at any time, the Employee's employment relationship is terminated without Cause or the Employee resigns for Good Reason (each term as defined in the Employee's equity award agreements with the Holding Company), then, subject to the Employee signing and complying with a separation agreement and release in a form and manner reasonably satisfactory to the Company and the Holding Company, the Company shall pay the Employee (i) a severance payment of twelve (12) times the Employee’s monthly base salary (amounting to the Employee’s annual base salary) gross, and (ii) for any incomplete financial year during which the Employee's employment relationship ends, one hundred percent (100%) of the Employee's target bonus for the then-current year based on target achievement set by the Company and/or the Holding Company for such financial year. For any completed financial year prior to the termination of the employment relationship, the Employee shall receive a bonus as determined in accordance with the target achievement requirements set forth by the Company and/or the Holding Company for such financial year, to be paid by the Company.
12.5Retirement, Permanent Disability
The Employment is being terminated automatically at the end of the month in which the Employee reaches the retirement age according to the Federal Law on Old-age and Survivors’ Insurance (AHVG/LAVS/LAVS). In case of a permanent disability to work the same applies. In case of a partial permanent disability the Employment ends to the same extent as the Employee is declared disabled.
12.6Release from Work (Garden Leave)
The Company may at any time and with immediate effect release the Employee from the duty to work. In such case, the Employee continues to be paid the Base Salary. Vacation, any overtime and time compensation entitlements, if any, shall be offset against the time of release from work. The Employee is not entitled to start any new position during the release from work, except with the consent of the Company. The Company may set forth further conditions applying to the release from duties.
13.Working Time
13.1General
The working time for full time work shall be at least 42 hours per week. The Employee shall be working 100%.
13.2Additional Work
The Employee is a higher leading employee within the meaning of the Swiss Working Act and therefore exempt from working time regulations. Any compensation for additional work (such as overtime, extra time, Sunday work, night work, work on public holidays, work during vacation, travel time, etc.) shall be included in the Base Salary, and the Employee shall have no entitlement to additional compensation for such additional work, whether in cash or in kind.

Should a compensation claim for additional work ever arise by law, the Company shall be entitled to offset all bonuses paid and vacation entitlements granted in excess of the statutory minimum against such compensation.
14.Work Equipment and Obligation to Return Work Equipment
The work equipment provided by the Company shall remain the property of the Company, and the Company shall have the right to replace and/or reclaim the work equipment at any time.
The work equipment provided to the Employee may be used solely for business purposes. It must neither be made accessible nor be left to third parties. The Employee is responsible for ensuring that the loaned work equipment is protected against unauthorized access by third parties. Passwords and access paths to the data network of the Company must not be disclosed to third parties. The Company may restrict the use of the communication devices provided to the Employee by means of appropriate technical measures and may verify usage on the basis of the monthly fees.
At the Company’s first request, but no later than upon termination of this Employment Agreement for any reason, the Employee shall return to the Company everything the Employee produced in the course of the Employee’s work for the Company, everything which was given to the Employee throughout the course of this Employment and everything which otherwise fell into the Employee’s possession. The obligation to return work equipment includes in particular but is not limited to keys, mobile phones, laptops, badges as well as data carriers and records of any kind, including any copies. Any possible retention right of the Employee is explicitly waived.
15.Vacation
The Employee is entitled to 25 business days of vacation per calendar year (for a 100% stint). The 5 additional days of vacation granted exceeding the statutory minimum entitlement of 20 days shall be granted expressly as compensation for any overtime or extra hours worked which have to be compensated by law and may be offset against any time off entitlements.
The Company has the right to determine by giving 2 months’ advance notice when the Employee shall take vacation days. In exceptional situations, this advance notice period is shortened, but shall not be less than one week. Nevertheless, the Company will consider the wishes of the Employee. If the Employee requests to take vacation, the Employee shall, reasonably prior to the intended vacation, inform the responsible executive, member of the management board, and/or officer of a Group Company. In any event the Employee shall provide for suitable internal representation during the Employee’s vacation.
For the year in which the Employment begins or ends, the vacation entitlement is calculated pro rata temporis.
It is the Employee’s duty to refund to the Company any vacation salary received for vacation days in excess of the vacation entitlement of the Employee.

16.Public Holidays and Short Absences
16.1Public Holidays
The Employee is not obliged to work on federal and cantonal public holidays at the primary place of work. The Employee is not entitled to any compensation whether in cash or in kind for such public holidays when such public holidays are on weekends.
16.2Short Absences
The Employee shall be entitled to reasonable short absences with continued salary payment in accordance with applicable law and the Company's policies, as amended from time to time. Such absences shall not be grounds for a deduction of the Employee’s entitlements to the Base Salary or vacation days, unless the absence exceeds the time period as set forth above.
17.Incapacity to Work and Insurances
17.1Notification, Medical Certificate
The Employee shall notify the Company immediately about any incapacity to work and its probable duration, stating the respective reasons.
If the Employee's incapacity to work due to illness or accident exceeds 2 business days, the Employee shall without request by the Company furnish a medical certificate in an ongoing Employment. The Company reserves the right to request a medical certificate even in the event of a shorter duration of incapacity to work. If the Employment has been terminated, the Employee shall in any case be obliged to furnish a medical certificate to the Company from the first day of incapacity to work. In all cases of illness and accident, the Company is entitled to ask the Employee to be examined by an independent medical examiner at the Company’s expense.
17.2Salary in case of Employee’s Incapacity to Work
In the event of illness or accident, the Employee's entitlement to salary continuation shall be governed by the applicable provisions of Swiss law.
The Company maintains insurance arrangements in accordance with applicable Swiss law. Any insurance benefits shall be governed exclusively by the terms and conditions of the relevant insurance policies.
17.3Occupational and Non-occupational Accidents
If the Employee works for the Company for an average of less than 8 hours per week, the Employee is only insured for certain medical expenses for occupational accidents. However, if the Employee works for the Company for an average of more than 8 hours per week, the Employee is insured for certain medical expenses for both occupational and non-occupational accidents. Premiums for occupational accident insurance and occupational sickness insurance are paid by the Company. Premiums for non-occupational accident insurance are paid by the Employee.
17.4Health Insurance (Illness)
Health insurance is compulsory in Switzerland and needs to be obtained by the Employee. The Company is not providing any coverage of costs related to illness.

Notwithstanding the foregoing, the Employee will be entitled to an allowance of CHF 1’000 gross per month to assist with the costs associated with a private healthcare plan.
18.Pension Plan
Provided that the Employee meets the regulatory requirements, the Employee is, through a pension plan (the Pension Plan), insured against the economic consequences of retirement, disability and death. The Employee will be covered by the Pension Plan as amended from time to time.
19.Intellectual Property Rights and Work Results
The Company shall own all work results (including but not limited to data, know-how, documentation, concepts, drafts, inventions, works, applications, software, etc.) and all intellectual property rights therein, irrespective of their protectability under the applicable law, (including but not limited to trademarks, patents, designs, and copyrights) (the foregoing all together Work Results) created by the Employee in the course of the Employment (regardless of whether within or outside agreed office or workplaces and within or outside working hours).
All such Work Results shall vest automatically in the Company upon their creation. If the Company has not become the automatic owner of the Work Results and/or if the Work Results are not transferred to the Company by law, the Employee is obliged to irrevocably transfer and assign and hereby transfers and assigns said Work Results to the Company. If such Work Product cannot be transferred to the Company for any reason whatsoever, the Employee grants the Company an exclusive, worldwide, transferable, unlimited, irrevocable, sub-licensable and royalty-free license to use and exploit the Work Result.
Further, the Employee waives the right (i) to be mentioned as inventor, author or creator of a Work Result, (ii) to object to any change, modification, revision, translation or alteration of the Work Result or (iii) to determine the first publication of any Work Result.
The Employee is obliged to take all steps reasonably requested by the Company in order to fulfil the Employee’s obligations according to the above sections. This obligation continues even after termination of the Employment.
If Employee has created the Work Result with the assistance of another individual or legal entity that is not legally or contractually obliged to transfer the Work Result to the Company, the Employee ensures to take the required actions to have such third party’s share in the Work Result transferred to the Company or (if a transfer is not possible) to have it licensed to the Company according to the terms above. In addition, the Employee ensures that the third party waives the right (i) to be mentioned as inventor, author or creator of a Work Result, (ii) to object to any change, modification, revision, translation or alteration of the Work Result or (iii) to determine the first publication of any Work Result.
Compensation for the transfer or licensing of any and all Work Results according to the above sections, in particular intellectual property rights and/or licensing rights, is included in the Employee’s Base Salary.
If an invention or a design is created by the Employee in the course of the Employment but outside of the duties under the Employment Agreement, the Employee shall immediately inform the Company thereof in writing. The Company shall have the right to acquire owner-ship of such invention or design for a reasonable additional compensation, provided that the

Company notifies the Employee in writing of its will to exercise this option within six (6) months as of the Employee’s notice of the creation of such invention or design.
20.Confidentiality
The Employee will have access to confidential and proprietary information relating to the business and operations of the Company, any Group Companies and their clients, in particular to business secrets. Such confidential and proprietary information constitutes a unique and valuable asset of the Company and any Group Companies and their acquisition required great time and expense. The disclosure or any other use of such confidential or proprietary information, other than for the sole benefit of the Company or any Group Company, would cause irreparable harm to the Company.
The Employee is under a strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not during the Employment or after termination of the Employment directly or indirectly for any purpose other than for the sole benefit of the Company or any Group Company disclose or permit to be disclosed to any third party any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.
The Employee may not make any statement to the media, as far as the Employee is not authorized to do so by the Company and/or the responsible executive.
In the event the Employee breaches the obligations pursuant to this Section during the Employment, a disciplinary penalty of 1 monthly Base Salary shall be owed by the Employee to the Company for each breach. In the event the Employee breaches the obligations pursuant to this Section after the end of the Employment, a penalty of 6 monthly Base Salaries shall be owed by the Employee to the Company for each breach. However, the payment of the penalty does not release the Employee from further complying with the confidentiality obligation. The Company reserves the right to claim compensation for damages in addition to the penalty.
21.Non-Competition and Non-Solicitation
21.1Non-Competition during Employment
The Employee shall refrain from competing with the Company during the Employment, i.e. the Employee is obliged in particular not to:
▪directly or indirectly, once, occasionally or professionally, under the Employee’s name or under a third-party name, on behalf of the Employee’s own or on behalf of third parties’ account, compete with the Company or any Group Company;
▪engage in any way in any enterprise competing with the Company or any Group Company, and the Employee also agrees not to found, assist or promote any business being active in the same line of business as the Company or any Group Com-pany; or
▪own any shares or participation in any competitors of the Company or any Group Company, except of investments in listed companies not exceeding 3% of the capital and/or the voting rights of such companies.
Any solicitation or referral of clients and/or employees of the Company or any Group Company is prohibited.

In the event of a breach of this non-competition or non-solicitation obligation as set out in this Section, the Employee agrees to pay to the Company a disciplinary penalty equal to 1 monthly Base Salary for each breach.
21.2Post-Contractual Non-Solicitation
For a period of 12 months after termination of the Employment the Employee shall abstain directly or indirectly from:
▪enticing away, soliciting or interfering with any personnel from the Company or any Group Company with whom the Employee had contact with during the Employment; or
▪enticing away, soliciting or interfering with clients or business partners of the Company or any Group Company with which the Employee had contact with during the Employment.
21.3Breaches of Post-Contractual Obligations
If the Employee violates the post-contractual non-solicitation obligation with respect to personnel according to Section 21.2, the Employee shall pay the Company a penalty of 2 monthly Base Salaries for each violation.
If the Employee violates the post-contractual non-solicitation obligation with respect to clients or business partners according to Section 21.2, the Employee shall pay to the Company a penalty in the amount of 4 monthly Base Salaries for each violation.
Multiple breaches of the obligations pursuant to Section 21.2 each trigger separate penalties, if necessary several times within one month.
The payment of the penalty does not release the Employee from the obligation to comply with the non-competition and/or non-solicitation obligations.
The Company is at any time entitled to demand the elimination of the violating condition and in particular to prohibit the Employee from activities that violate this non-solicitation clause (Realexekution/exécution réelle/ esecuzione reale).
Further, the Company reserves the right to claim compensation for damages (in addition to the penalty or penalties).
22.Data Protection
The Company informs the Employee about the processing of the Employee’s personal information and data in a privacy notice. The Company may amend the privacy notice and respective policies at any time.
23.Regulations and Policies
The Employee is obliged to make him- or herself familiar with all regulations and policies of the Company and to comply with them at all times. The Employee acknowledges that the Company may amend existing regulations and policies from time to time and may issue new regulations and policies from time to time.
24.Language
The Employee confirms to understand English and has fully understood the terms and conditions of this Employment Agreement.

Der/Die Arbeitnehmer/in bestätigt Englisch zu verstehen und die Bedingungen dies Arbeits-vertrages vollständig verstanden zu haben.
Le travailleur confirme qu'il comprend l'anglais et qu'il a bien compris les conditions du présent contrat de travail.
Il dipendente dichiara di conoscere l'inglese e di aver compreso appieno i termini e le condizioni del presente contratto di lavoro.
25.Miscellaneous
25.1Entire Agreement
This Employment Agreement constitutes the complete agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications concerning the subject matter hereof, including the terms of any offer letter.
25.2Severability
Should any of the provisions of this Employment Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Employment Agreement. In the same way shall be proceeded if a contractual gap appears.
25.3Amendments
Any amendments or supplementation of this Employment Agreement shall require written form (whereby written form shall include any form of electronic signature) and must be signed by both Parties. The written form may be dispensed only in writing.
25.4Applicable Law
This Employment Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).
25.5Place of Jurisdiction
Any dispute arising out of or in connection with this Employment Agreement and the Employment resulting therefrom shall be exclusively submitted to and determined by the ordinary courts at the domicile of the Company, subject to mandatory places of jurisdiction.
25.6Execution
The Parties have duly executed this Employment Agreement in two originals, each Party receiving one original.

Signatures
Klaviyo Switzerland GmbH (Company)
/s/ Landon Edmond_____________    /s/ Cameron Vermette________
Landon Edmond    Cameron Vermette
Chairperson of management board    Member of management board

The Employee:

San Francisco, CA, USA, 16 Sep 2026    /s/ Luciano Fernàndez Gomez___
Place, date    Luciano Fernàndez Gomez